Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into, effective November 1, 2010, by and between EZCORP, Inc., a Delaware corporation (the “Company”), and Joseph L. Rotunda.
Mr. Rotunda is the former Chief Executive Officer of the Company. The Company desires to continue to benefit from Mr. Rotunda’s experience and expertise with respect to the Company’s business and, therefore, desires to engage Mr. Rotunda as a consultant for the purposes set forth in this Agreement and pursuant to the terms of that certain Employment and Compensation Agreement, effective January 2, 2009 through October 8, 2010, between the Company and Mr. Rotunda (the "Employment Agreement”). Mr. Rotunda desires to perform such services for the Company under the terms and conditions set forth in this Agreement. Therefore, the Company and Mr. Rotunda hereby agree as follows:
1.	Services — The Company hereby engages Mr. Rotunda to provide consulting and advisory services with respect to strategic planning, acquisitions, international operations, organizational planning, general business analysis, and such other similar services as are determined from time to time by the Chairman of the Company’s Board of Directors, all such services to be consistent with Mr. Rotunda’s experience and stature (collectively, the “Services”). The Company acknowledges and agrees that Mr. Rotunda shall not be required to devote his full time and resources to the performance of the Services, but only such time as is reasonably necessary to perform the Services, not to exceed in any event an average of 80 hours per month. It is also acknowledged that Mr. Rotunda, as an independent consultant, may pursue other non-competing engagements and may serve on other boards of directors, provided such activities have the prior written approval of the Company’s Board of Directors, which approval will not be unreasonably withheld.
2.	Compensation —
(a)	Annual Fee — As consideration for the performance of the Services, the Company shall pay Mr. Rotunda a consulting fee of $500,000 per annum (the “Annual Fee”), payable in approximately equal monthly installments on or before the first day of each month during the term of this Agreement. The first such payment will be made as soon as practicable after the Effective Date and will be prorated based on the number of days between the Effective Date and the first day of the immediately succeeding month. From time to time, the Company may review and consider the Annual Fee for increase, but at no time shall the Company be under any obligation to increase the amount of the Annual Fee.

(b)	Annual Bonus — In addition, Mr. Rotunda will have the opportunity to earn an annual performance bonus with a target amount equal to 50% of the Annual Fee and a maximum amount equal to 100% of the Annual Fee (the “Annual Bonus”), based on the achievement of specific, measurable performance objectives set by the Board of Directors from time to time during each year of the Agreement. The performance objectives applicable to each Annual Bonus, the extent to which Mr. Rotunda has achieved those objectives, and the actual amount of each Annual Bonus payment (subject to the limitations expressed above) shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), after considering the advice and recommendation of the Chairman of the Board, and its determinations will be final and binding on all parties. Each Annual Bonus will be paid to Mr. Rotunda within 60 days after each anniversary of the Effective Date. Notwithstanding the achievement of the specified performance objectives, the Compensation Committee, in its sole and absolute discretion, may elect to not pay an Annual Bonus if it determines that the Company’s financial performance for the applicable year has not met minimum standards established by the committee.

(c)	Health Insurance — During the term of this Agreement, the Company will provide Mr. Rotunda with healthcare benefits equal to the benefits Mr. Rotunda was receiving under the Company’s health insurance plans at the time of his retirement from the Company. The Company shall satisfy this obligation by allowing Mr. Rotunda to continue to participate in the Company’s health insurance plans, including the executive health care supplement, on the same terms as he was participating at the time of his retirement from the Company. Alternatively, if such continued participation is not available under the terms of the plans, the Company may satisfy this obligation by either (i) making payments to Mr. Rotunda sufficient to allow Mr. Rotunda to purchase the benefits described above or (ii) directly paying the cost of providing such benefits.
3.	Term — The initial term of this Agreement shall expire five years from the Effective Date. Upon mutual agreement of the parties, the term of this Agreement may be extended for additional one-year terms. A party desiring to extend the term shall send the other party a written notice thereof at least 12 months prior to the expiration of the then-current term (in the case of the first initial extension following the initial term) or six months prior to the expiration of the then-current term (in the case of subsequent extensions).

4.	Termination — Notwithstanding the provisions of Paragraph 3 above, either party may terminate this Agreement at any time by giving written notice of termination to the other party no less than 90 days prior to the effective date of the termination. In addition, this Agreement will terminate if Mr. Rotunda dies or becomes permanently and totally disabled during the term of this Agreement. Upon termination of this Agreement, the following provisions shall apply:
(a)	If (i) this Agreement is terminated by the Company because of a material breach by Mr. Rotunda of any of the provisions of this Agreement and such breach remains uncured 30 days after the Company has provided Mr. Rotunda with written notice of such breach or (ii) this Agreement is terminated by Mr. Rotunda (other than a termination described in clause (i) of subparagraph (b) of this Paragraph), then Mr. Rotunda will be entitled to receive only the portion of the Annual Fee and other payments (other than Annual Bonus) that have accrued through the effective date of the termination and will not be entitled to receive any subsequent Annual Bonus or other payments.

(b)	If (i) this Agreement is terminated by Mr. Rotunda because of a material breach by the Company of any of the provisions of this Agreement and such breach remains uncured 30 days after Mr. Rotunda has provided the Company with written notice of such breach or (ii) this Agreement is terminated by the Company (other than a termination described in clause (i) of subparagraph (a) of this Paragraph), then the Company shall pay Mr. Rotunda, within 30 days following the effective date of the termination, an amount in cash equal to all Annual Fee payments that would have been payable to Mr. Rotunda had this Agreement continued until the expiration of the then-current term, plus an additional $500,000 (which shall be in lieu of all subsequent Annual Bonus amounts), and shall continue to provide the health insurance benefits described in Paragraph 2(c) until the expiration of the then-current term.

(c)	If this Agreement is terminated because of Mr. Rotunda’s death or permanent disability, the Company will pay to Mr. Rotunda (or, if appropriate, to his heirs, beneficiaries, or personal representatives) the following amounts: (i) the portion of the Annual Fee and other payments (other than Annual Bonus) that have accrued through the effective date of such death or disability; (ii) a prorated portion of the Annual Bonus for the year in which such death or disability occurs (calculated assuming such Annual Bonus would have been paid at 100% of the target amount); and (iii) $750,000. In addition, the Company will continue the health insurance benefits described in Paragraph 2(c) for one year following the date of such death or disability. For purposes of this Agreement, Mr. Rotunda will be considered to be permanently and totally disabled if, in good faith opinion of the Company’s Board of Directors, he becomes physically or mentally incapable of properly performing his duties under this Agreement and such incapacity will exist or can reasonably be expected to exist for a period of 90 days or more.
(d)	In the event of a dispute between the parties as to whether there has been a material breach of this Agreement by either Mr. Rotunda or the Company, the parties waive their right to trial by jury and agree that such dispute will be settled by arbitration administered by the American Arbitration Association in accordance with its commercial arbitration rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the matter.
5.	Expenses — The Company shall reimburse Mr. Rotunda for all reasonable out-of-pocket expenses incurred by Mr. Rotunda in connection with the performance of Services under this Agreement. In order to receive such reimbursement, Mr. Rotunda shall submit monthly expense reports, and the Company will provide the reimbursement within 30 days of the receipt of those reports. The Company will also provide Mr. Rotunda with reasonable office space, furniture, communications, and administrative support in the Austin area to adequately perform his duties during the term of this Agreement.
6.	Certain Covenants— Mr. Rotunda acknowledges that he remains and will continue to be subject to confidentiality, non-competition, non-solicitation, and non-interference obligations described in (a) the Employment Agreement and (b) the Restricted Stock Award Agreement, dated as of October 2, 2006, between him and the Company. Mr. Rotunda hereby affirms such obligations (modified as described below) and hereby agrees that, during the term of this Agreement and for a period of two years thereafter, if he materially breaches any of such obligations, he shall be required to repay to the Company any and all amounts he has theretofore received from the Company pursuant to the terms of this Agreement. This obligation to repay shall be in addition to any other rights or remedies the Company may have pursuant to such agreements or otherwise (including the right to injunctive relief).

It is hereby expressly understood and agreed that the non-competition obligations contained in the agreements referred to above shall be, and are hereby, expanded to include any entity, sole proprietorship or other business concern that, anywhere in the world, offers or plans to offer products or services that are materially competitive with any of the products or services being offered or marketed, or are being actively developed, by the Company during the term of this Agreement or as of the date this Agreement is terminated. Mr. Rotunda understands that the Company and its affiliates have plans to expand the scope of their activities and the geographic area of their operations with the direct involvement of Mr. Rotunda; therefore, Mr. Rotunda agrees that the limitations as to time, geographical area, and scope of activity contained herein do not impose a greater restraint than is necessary to protect the Company’s goodwill and other business interests, and are therefore reasonable. If any provision of this covenant is found to be invalid in whole or in part, the Company may elect, but shall not be required, to have such provision reformed, whether as to time, area covered, or otherwise, as and to the extent required to render it valid and enforceable under applicable law.

During the term of this Agreement, Mr. Rotunda will not, directly or indirectly, in any individual or representative capacity, make any statement, oral or written, or perform any act or omission that is or could be reasonably interpreted to be disparaging of the Company’s Board of Directors or management or otherwise detrimental in any material respect to the Company’s reputation and goodwill.
7.	Indemnification —
(a)	The Company agrees to indemnify Mr. Rotunda and hold him harmless from and against any and all claims, costs, expenses, liabilities, losses, and damages (or actions in respect thereof) related to or arising out of this Agreement or the performance of Services hereunder; provided, however, that the Company shall not be responsible for any claims, costs, expenses, liabilities, losses, or damages incurred by Mr. Rotunda to the extent that it is finally determined by a court or other tribunal of competent jurisdiction that they resulted primarily from actions taken or omitted to be taken by Mr. Rotunda due to Mr. Rotunda’s recklessness, willful misconduct, or bad faith.

(b)	If any claim, action, or proceeding, including any governmental investigation, is brought or asserted against Mr. Rotunda with respect to which indemnity may be sought from the Company, Mr. Rotunda shall promptly notify the Company in writing of his knowledge of such claim, action, or proceeding and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to Mr. Rotunda and the payment of all fees and expenses of such counsel and all other expenses related to such claim, action, or proceeding. Mr. Rotunda shall have the right to employ separate counsel in any such claim, action, or proceeding and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at Mr. Rotunda’s expense unless (i) the Company has agreed to pay such fees and expenses or (ii) the Company has failed to timely assume the defense of such claim, action, or proceeding, to employ counsel reasonably satisfactory to Mr. Rotunda, or if requested by Mr. Rotunda, to confirm in writing that it is obligated to indemnify Mr. Rotunda in connection with such claim, action, or proceeding in accordance with this agreement, or (iii) counsel shall determine that there is or could reasonably be expected to be a conflict of interest by reason of having common counsel in such claim, action, or proceeding, in which case, if Mr. Rotunda notifies the Company in writing that he elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such claim, action, or proceeding, it being understood, however, that the Company shall not, in connection with any one such claim, action, or proceeding or separate but substantially similar or related claims, actions, or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for Mr. Rotunda, which firm shall be designated in writing by Mr. Rotunda. The Company shall not be liable for any settlement of any such claim, action, or proceeding effected without its written consent, which should not be unreasonably withheld. If settled with the Company’s prior written consent or if there be a final and nonappealable judgment for the plaintiff in any such claim, action, or proceeding, the Company agrees to indemnify Mr. Rotunda and hold him harmless from and against any loss or liability to the extent stated above by reason of such settlement or judgment.
(c)	If for any reason the indemnification provided herein is unavailable to Mr. Rotunda with respect to any claims, costs, expenses, liabilities, losses, or damages referred to herein or if such indemnification shall be insufficient to hold Mr. Rotunda harmless from all such claims, costs, expenses, liabilities, losses, or damages, then the Company, in lieu of indemnifying Mr. Rotunda, shall contribute to the amount paid or payable by Mr. Rotunda as a result of such claims, costs, expenses, liabilities, losses, or damages, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and Mr. Rotunda on the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and Mr. Rotunda on the other, as well as any other relevant equitable consideration. The amount paid or payable by a party as a result of the claims, costs, expenses, liabilities, losses, or damages, referred to above shall be deemed to include, subject to the limitations set forth in subparagraph (b) above, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. Notwithstanding the provisions herein, Mr. Rotunda shall not be required to contribute any amount in excess of the amount of fees (including Annual Bonuses) received by him under this Agreement.
8.	Miscellaneous Provisions —
(a)	Relationship of the Parties— Nothing contained in this Agreement, nor any action taken by either party pursuant to this Agreement, is intended or shall be construed to create or establish any agency, partnership, joint venture, or employer/employee relationship between the parties. Neither party has any authority, nor shall either party imply it has any authority, to act for, in any manner bind, acquire any rights as an employee of, or incur any obligations on behalf of or in the name of the other party. Mr. Rotunda is an independent contractor in all respects and for all purposes under this Agreement, and no employee or subcontractor of Mr. Rotunda shall be deemed to be the employee or agent of the Company. The parties acknowledge and agree that nothing contained herein creates any fiduciary duties between the parties, and Mr. Rotunda may perform services for other persons so long as the performance of such services are approved in accordance with the provisions of Paragraph 1 and such services do not violate the provisions of Paragraph 6 of this Agreement.

(b)	Notices — Any notice or other communication hereunder must be in writing (which includes facsimile or electronic communication) and may be delivered or sent by mail, facsimile, or electronic mail to the party to be noticed at the address accompanying such party’s signature below. Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective. A written notice shall be deemed to have been given (i) when personally delivered, (ii) if mailed, on the third day after it is sent by certified mail, return receipt requested, or (iii) if by facsimile transmission or electronic mail, when the sender has received appropriate confirmation that it has been received by the recipient.

(c)	Governing Law — This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas. Jurisdiction and venue with respect to any lawsuit or other action based on this Agreement shall be in Travis County, Texas, and the Company and Mr. Rotunda hereby irrevocably consent to such jurisdiction and venue.

(d)	Attorney’s Fees — In the event that either party is required to obtain the services of an attorney in order to enforce any right or obligation hereunder, the prevailing party shall be entitled to recover reasonable attorney’s fees and court costs from the other party.

(e)	Assignment — The rights and obligations of either party hereunder may not be assigned to any other person without the written consent of the other party.

(f)	Validity and Severability — If any provision of this Agreement or the application of any provision hereof to any circumstance is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of such provision to any other circumstance shall not be affected, and the provision so held to be invalid, unenforceable, or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid, or legal. If any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable, or otherwise illegal as contemplated by the immediately preceding sentence, the parties hereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable, or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable, or otherwise illegal.
(g)	Amendments; Waivers — No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing signed by the Company and Mr. Rotunda. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h)	Complete Agreement — No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement; provided, however, that Mr. Rotunda expressly acknowledges his continuing obligations pursuant to the other agreements referred to in Paragraph 6 above (as such obligations are modified by the provisions of this Agreement).
This Agreement has been executed by the parties on the respective dates indicated below, to be effective as of the date first set forth above.

EZCORP, INC.

By:	/s/ Sterling B. Brinkley	/s/ Joseph L. Rotunda

	Sterling B. Brinkley,	JOSEPH L. ROTUNDA
Chairman of the Board

Date:	Date:

Address for notices:	Address for notices:

EZCORP, Inc.	3208 Aztec Fall Cove
Attention: General Counsel	Austin, Texas 78746

1901 Capital Parkway	Facsimile: 512-732-7251
Austin, Texas 78746	Email: joe_rotunda@ezcorp.com

Facsimile: 512-314-3404
Email: tom_welch@ezcorp.com

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